SMITH HELMS MULLISS & MOORE, L.L.P.
                        Attorneys at Law
                     Post Office Box 31247
                  Charlotte, North Carolina 28231
                       (Tel) 704-343-2000
                       (Fax) 704-334-8467



                           May 27, 1998




Ruddick Corporation
2000 Two First Union Center
Charlotte, North Carolina 28282


     Re:  Registration Statement on Form S-8
          700,000 Shares of Common Stock
          Ruddick Corporation
          1997 Comprehensive Stock Option and Award Plan

Ladies and Gentlemen:

     In connection with the possible offering and sale from time to time of up to 700,000 shares of the common stock (the "Shares") of Ruddick Corporation (the "Corporation"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement"), filed on May 27,
1998, by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus constituting a part thereof (the "Prospectus"), we are of the opinion that when (a) the Registration Statement shall become effective, and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Shares will be validly authorized and legally issued, fully paid and nonassessable.

     We hereby consent (1) to be named in the Registration Statement and in the Prospectus as attorneys who will pass upon the legality of the Shares and (2) to the filing of a copy of this opinion as Exhibit 5.1 of the Registration Statement.

                              Very truly yours,


                              /s/ SMITH HELMS MULLISS & MOORE, L.L.P.